UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 12, 2006

SIRF TECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000- 50669	77-0576030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

148 E. Brokaw Road San Jose, California	95112
(Address of principal executive offices)	(Zip Code)

(408) 392-8300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.02. Entry into a Material Definitive Agreement

On April 12, 2006, the Compensation Committee (the “Committee”) and Board of Directors (the “Board”) of SiRF Technology Holdings, Inc. (the “Company”) approved the Company’s 2006 Employee Profit Sharing Plan (the “Profit Sharing Plan”). The pool available for bonuses to all employees pursuant to the Profit Sharing Plan will be based on the Company’s achievement of certain net operating profits as a percentage of total revenue; provided, however, the maximum bonus pool for employees and executive officers under the Profit Sharing Plan will be approximately 1.5% of total revenue. A bonus percentage applicable to all Company employees will be determined by dividing the amount allocated to the bonus pool by the aggregate amount of all salaries paid to Company employees in 2006. Individual bonus amounts, including those paid to the Company’s executive officers, will be determined by applying the bonus percentage to each employee’s 2006 salary.

On April 12, 2006, the Committee and the Board also approved the Company’s 2006 Executive Performance Compensation Plan (the “Executive Plan”), which has two components: a bonus plan and an accelerator plan. The pool available for bonuses to certain executives of the Company, including the chief executive officer (“CEO”) and certain other key executives as determined by the CEO and the Committee, pursuant to the Executive Plan will be based on the Company’s achievement of certain net operating profits as a percentage of total revenue. The maximum aggregate bonus pool for such executives under the Executive Plan will be approximately 0.50% of total revenue, 0.25% under the bonus plan and 0.25% under the accelerator plan. A bonus percentage applicable to each executive will be based on a sliding scale of the target percentage achieved by the Company. Individual bonus amounts will be determined by applying the bonus percentage to each executive’s 2006 salary, less any bonus amounts paid under the Profit Sharing Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2006

SIRF TECHNOLOGY HOLDINGS, INC.

By:	/s/ Geoff Ribar
Geoff Ribar
Senior Vice President Finance and
Chief Financial Officer